For additional information contact: Randy Wilbourn
                                    Vice President - Corporate Communications
                                    (501) 905-8148

                                    Dan Powell,
                                    Vice President - Investor Relations
                                    (501) 905-8991


Release date:                       July 2, 1999

                  ALLTEL, Aliant Complete $1.8 Billion Merger

FOR IMMEDIATE RELEASE
---------------------
         LITTLE ROCK, Ark. -- ALLTEL and Aliant Communications completed their $1.8 billion merger today, adding Nebraska to ALLTEL's extensive coverage area for wireless and wireline communications services offered primarily in the southeastern and midwestern United States.
         Under the terms of the agreement, each share of Aliant common stock is being exchanged for .67 of a share of ALLTEL common stock. The transaction will be accounted for as a pooling-of-interests.
         "The merger of ALLTEL and Aliant expands ALLTEL's geographic footprint in a dynamic manner," said Joe T. Ford, ALLTEL chairman and chief executive officer. Through the merger, ALLTEL adds the entire state of Nebraska to its current wireless service area, as well as wireline operations in Lincoln and 22 counties in the southeast part of the state.
         "The merger increases ALLTEL's wireline and wireless overlap in our communications markets and makes the merged company a more formidable competitor in the communications marketplace," Ford said. Aliant's communications operations consist of the following:
         o  316,000 wireless customers
         o  14,500 paging customers
         o  16 retail stores, 100 agents
         o  293,000 wireline access lines

                                     -more-


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ALLTEL, Aliant Complete $1.8 Billion Merger
Page 2


         o  34,000 Internet access subscribers
         o  70,000 long-distance customers
         o A state-of-the art digital wireline network that contains more than 1,700 miles of fiber optic cable
         o A competitive local exchange operation (Omaha and other communities) that is offering the full "bundle" of communications services to customers outside its traditional wireline service area
         o  A wholesale operation with an extensive fiber optic network

         From the standpoint of size, the merged company will have:
         o More than $6 billion in annual revenues*
         o More than $9 billion in assets* o Approximately 7 million communications customers in 25 states* o More than 24,000 people employed worldwide
         o Information services clients in 53 countries and territories
         o 52 million wireless POPS (population)
         * Statistics include the Liberty Cellular merger agreement announced June 22

         "When we announced the merger in December, we knew that the companies fit together very well," said Ford. "Since then, as we have studied it closer, we are more pleased than ever about the strengths that the combined organization will offer."
         After a transition period, the merged company will offer its products and services under the ALLTEL brand.
         ALLTEL is a customer-focused, information technology company that provides wireline and wireless communications and information services.

                                     - end -
* ALLTEL, NYSE: AT
www.alltel.com